Exhibit 10.8

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Option Agreement”) is made and entered into effective November 2, 2005, by and between Obion Grain Co., Inc., as seller, and Ethanol Grain Processors, LLC, as buyer.

Recitals

1.             Obion Grain Co., Inc., a Tennessee corporation, whose principal office is located in Obion, Tennessee owns land located at Hwy 211 and McDonald Road in Obion County, Tennessee containing approximately 393 acres and legally described on Exhibit A attached hereto (the “Land”).

2.             Obion Grain Co., Inc. executed a Purchase Option Contract in favor of Alvin Escue on December 7, 2004 to acquire a portion of the Land (“Original Option Contract”), which Original Option Contract was assigned by Escue to Ethanol Grain Processors, LLC in the formation of the company.

3.             On May 10, 2005, Ethanol Grain Processors, LLC and Obion Grain Co., Inc. agreed to change and/or clarify the Original Option Contract as follows: the purchase price for the acquired property would be $5,000 per acre payable in Ethanol Grain Processors capital units (quantifying membership interests) at the rate of $2.00 per unit; and that the expiration date on the Original Option Contract changed from October 1, 2005 to December 31, 2006.

4.             With respect to the terms and conditions under which Ethanol Grain Processors would purchase a portion of the Land to construct a large-scale dry mill ethanol production facility thereupon (the “Ethanol Facility”), Obion Grain Co., Inc. and Ethanol Grain Processors, LLC wish to replace and supersede the Original Option Contract with this Option Agreement.

NOW, THEREFORE, in consideration of the foregoing, the respective covenants and agreements of the parties contained in this Option Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Grant of Option.  For and in consideration of the sum of One Hundred and 00/100ths Dollars ($100.00) (the “Option Fee”), the receipt of which is hereby acknowledged, Obion Grain Co., a Tennessee corporation, whose principal office is located in Obion, Tennessee (the “Seller”), hereby grants to Ethanol Grain Processors, LLC, a Tennessee limited liability company (the “Buyer”), the exclusive right and option to purchase, on the terms set forth in this Agreement, a portion of the Land containing approximately 230 acres more or less and graphically depicted and legally described on Exhibit B attached hereto, with the final legal description and acreage to be determined upon completion of the Survey (as provided for in paragraph 7 below), together with all improvements located thereon and all easements and rights benefiting or appurtenant thereto (collectively, the “Property”).

2.             Purchase Price.  In the event Buyer elects to exercise the Option, the purchase price of the Property (“Purchase Price”) shall be Five Thousand Dollars per acre

($5,000.00 per acre), based upon the number of acres comprising the Property rounded to the nearest one-hundredth of an acre (1/100th) (as determined by the Survey), which Purchase Price shall be payable in the manner provided in paragraph 5 below.

3.             Term of Option.  This Option shall commence as of the date the last party signs the Option (the “Effective Date”) and shall continue to and including December 31, 2006 (the “Initial Option Period”).  Provided, however, that Buyer shall have the right to extend the option period for an additional one (1) year to and including December 31, 2007 (the “Extended Option Period”) if, on or before the end of the Initial Option Period, Buyer provides written notice to Seller, in the manner provided in paragraph 4 below, of its intent to extend the option period and delivers to Buyer an additional Option Fee of One Hundred and 00/100ths Dollars ($100.00) in consideration thereof.

4.             Exercise of Option.  This Option, including any extension thereto, may be exercised by Buyer giving written notice to the Seller at the address set forth below either personally, or by certified or registered mail, postage prepaid, return receipt requested, or by reputable overnight courier for next business day delivery.  The written notice shall be deemed to be properly served if sent in this manner at any time prior to the expiration of the term of this Option.

Obion Grain Co.

6th at Palestine

Obion, Tennessee 38240

Attention: General Manager

Seller and Buyer agree that a valid written notice of exercise of the Option may not be given unless and until (a) Buyer’s acceptance of a commitment letter for the debt financing it needs to construct the Ethanol Facility and begin start-up of operations with an amount of working capital it deems reasonable, a copy of which commitment letter must accompany the written notice of exercise and (b) financial closing on the commitment letter will likely take place within ninety (90) days of the date of the written notice of exercise, as reasonably determined by Seller.  Whether Buyer elects to exercise the Option shall be within the sole and absolute discretion of Buyer, subject to the following covenant: Buyer shall not develop or construct, or participate in any manner directly or indirectly in the development or construction of, an ethanol production facility located or to be located within Western Kentucky or Western Tennessee, other than an ethanol production facility to be developed and constructed on the Property.  Seller understands and agrees that Buyer shall have no obligations under paragraphs 30 and 31 to Seller unless and until Buyer elects to exercise the Option, and then only in accordance with and subject to the terms and conditions of the provisions set forth in such paragraphs.

5.             Consummation of Sale.  If this Option is exercised, the sale shall be consummated by the Seller, at the time of closing, delivering to the Buyer a duly executed warranty deed in recordable form (the “Deed”) subject only to the following:

(a)   Building and zoning laws, ordinances, state and federal regulations;

(b)   Restrictions of record relating to the use of the Property without effective forfeiture provisions not adversely affecting Buyer’s proposed use of the Property for the construction and operation of a large-scale (fifty million gallon per year ethanol plant or larger) ethanol plant (the “Proposed Use”);

(c)   Utility and drainage easements not adversely affecting the Buyer’s Proposed Use; and

(d)   All other matters shown in the Commitment which Buyer has elected to waive,

and by the Buyer, at the time of closing, paying to Seller the Purchase Price as follows:

(x)    Issuing to Seller fully-paid, nonassessable capital Units of the Buyer, as such units are described in the Buyer’s Operating Agreement dated October 28, 2004, which Seller and Buyer agree shall have a designated value of $2.00 per Unit for purposes of payment of the Purchase Price, less a credit for the Option Fee(s).

Provided that Seller understands that such Units shall be subject to the Articles of Organization and Operating Agreement of the Buyer, and that Seller agrees to execute a member signature page in connection with its ownership of the Units, agreeing to be bound by such Operating Agreement.

6.             Title.  Within thirty (30) days after the Effective Date, or such later date if elected by the Buyer, Seller will at Seller’s expense, deliver to the Buyer a commitment for an owner’s policy of title insurance issued subsequent to the Effective Date (the “Commitment”) by a reputable, national title insurance company approved by Buyer and licensed to do business in the State of Tennessee (the “Title Company”) and insuring the Property for the full amount of the Purchase Price.  The Commitment shall disclose that Seller has good and marketable title to the Property free and clear of all liens and encumbrances except those exceptions that will be removed by Seller at or prior to closing or the permitted encumbrances described in paragraph 5(a)-(c) above.  The Buyer shall pay the premium for the owner’s title insurance policy (the “Title Policy”) at the closing.

7.             Survey.  If Buyer elects, Buyer shall at Buyer’s expense, obtain an ALTA survey of the Property (“Survey”) prepared by a registered land surveyor and acceptable to the Title Company for purposes of removing the standard exceptions from the Title Policy and showing all boundary lines, easements, restrictions and encroachments on the Property and containing a recordable legal description for the Property.  The Survey shall also certify as to the number of acres comprising the Property rounded to the nearest one hundredth (1/100th) of an acre.

8.             Maintenance of Title and Property. During the term of this Option, Seller shall not sell, agree to sell, convey, or otherwise encumber the Property, or any part thereof, or do, or permit to be done, or fail to do, any act or deed to diminish or encumber the title to the Property or Seller’s ability to perform its obligations hereunder or otherwise adversely affecting the Buyer’s Proposed Use.

9.             Application of Option Fee(s). In the event Buyer exercises its Option to purchase the Property, and the sale is consummated, the Option Fee(s) shall be credited and applied to the cash portion of the Purchase Price at the time of closing.  If the Buyer fails to exercise its Option, the Buyer shall forfeit the Option Fee(s), and Seller, as its sole and exclusive remedy, may retain the Option Fee as a payment for the Option, Seller shall hold the title to the

Property free and clear of all interests and claims of Buyer, and neither party will have any further rights or obligations under this Option.

10.          Real Estate Taxes and Other Prorations; Closing Costs.   In the event Buyer exercises this Option, all real estate taxes due and payable, or becoming a lien, during the year in which the closing occurs shall be prorated between Buyer and Seller as of the date of closing.  Seller agrees to pay all assessments and levies upon the Property, and all real estate taxes due and payable, for all years prior to the year in which the closing occurs, at or before the closing.  Any rentals or other income from the Property shall be prorated between Seller and Buyer as of the date of closing.

Seller shall pay any gross income tax payable as a result of the conveyance of the Property contemplated hereby.  Buyer shall pay any real estate transfer tax as a result of the conveyance of the Property contemplated hereby.  Buyer and Seller shall evenly split and pay the closing fee of the Title Company.  Buyer shall pay the recording fee for the Deed and any mortgage Buyer may place upon the Property.  Each party shall be responsible for its own attorneys’ fees.

11.          Closing.  If the Buyer exercises this Option, the closing shall be held at a time and place mutually agreed to by the parties; provided, however, that the closing shall take place no later than thirty (30) days after the date of the notice to exercise the Option.  At the closing, the parties agree to execute a closing statement evidencing the transaction and setting forth the prorations and closing costs for the transaction as provided by this Option and to execute such other documents as are customarily signed by sellers and buyers of real estate, for example, but not by way of limitation, title affidavits, property transfer affidavits and documents required by the Title Company.

12.          Possession. Seller shall deliver possession of the Property to Buyer immediately following the closing.

13.          Condition of the Property.  Prior to the date of closing and the Buyer’s possession of the Property, Seller shall remove all of its personal property and effects from the Property.  The Property shall be delivered to Buyer free of all debris and other materials.

14.          Access to Property.  Upon twenty-four (24) hours’ advance verbal or written notice to Seller, Buyer and Buyer’s representatives shall be allowed access to the Property during the term of this Option, without charge and at all reasonable times, for the purposes of Buyer’s inspection, investigation, surveys, tests, studies, environmental assessments, baseline environmental assessments, and environmental or other testing of the Property, which testing and investigation may include, without limitation, soil and groundwater testing and engineering analysis, and for the purposes of Buyer’s site work and dirt work for its ethanol project at the property site adjacent to the Property, each as Buyer may deem necessary in its sole discretion to determine the suitability of the Property for Buyer’s Proposed Use.  Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, but not limited to, reasonable attorney fees, resulting from any injuries to persons or damage to property which occur as a result of Buyer or its representatives going upon the Property, except for any damages to crops planted on the Property by Seller after Buyer has provided Seller with written notice that it intends to exercise the Option, and resulting losses (which shall be excluded from Buyer’s indemnification).  Buyer shall take reasonable efforts to minimize the crop acres that will be damaged by Buyer or its representatives going upon the Property.

15.          Environmental Due Diligence. Within thirty (30) days after requested by Buyer, Seller shall at Buyer’s expense, deliver to Buyer a phase one environmental assessment and, if requested by Buyer, a phase two environmental assessment for the Property prepared by a qualified environmental contractor approved by Buyer and certified to Seller and Buyer.

As used in paragraphs 16 and 17 below, the term “Hazardous Substances” shall have the same meaning as set forth in 42 U.S.C. Sec. 9601 and any other federal or state statute, regulation or law applicable to any hazardous or toxic waste.  The term “Hazardous Substance” shall also include asbestos, PCBs, petroleum products, pesticides, herbicides, fertilizers and other agricultural chemicals, urea formaldehyde and related substances.

16.          Seller Cooperation.  Seller shall cooperate, during the term of this Option, after exercise of the Option, and following the closing, at no out-of-pocket cost to Seller and no charge by Seller to Buyer, in Buyer’s attempts to obtain all governmental approvals, no-association letters or similar governmental assurances necessary in Buyer’s judgment for Buyer’s Proposed Use of the Property or related to environmental conditions and Hazardous Substances present on, in or under the Property prior to or at the time of closing, including without limitation zoning, permits and other approvals, and shall execute applications and other documents necessary to apply for and obtain such approvals, letters or assurances.

17.          Representations.

(a)           Seller represents and warrants that Seller has and will have the full right, power and authority to enter into this Option and to perform its obligations hereunder.  Buyer represents and warrants that Buyer has and will have the full right, power and authority to enter into this Option and to perform its obligations hereunder.

(b)           Seller represents and warrants that to the best of its knowledge and belief, Seller has not used the Property for the storage or disposal of any Hazardous Substance, and that Seller has no knowledge or belief that any other person has so used the Property, including Seller not being aware that dumping by members of the public has occurred from time to time upon the Property.

(c)           Seller represents and warrants that Seller is not a “foreign person,” “foreign partnership,” “foreign trust”, or “foreign estate”, as those terms are defined in Section 1445 of the Internal Revenue Code.

(d)           Seller represents and warrants that no assessments for public improvements which remain unpaid have been made against the Property and Seller has no notice or knowledge of any planned or contemplated public improvements which may result in special assessments against the Property.

(e)           Seller represents and warrants that to the best of Seller’s knowledge and belief, there are no wells or above ground or underground tanks located in, on or under the Property.

(f)            Seller represents and warrants that there is no action, litigation, investigation, condemnation or proceeding of any kind pending or to the best of Seller’s knowledge and belief, threatened against Seller involving all or any part of the Property.

(g)           Seller represents and warrants that the Property is vacant and unoccupied.

If the Option is exercised, the representations and warranties set forth in this paragraph 17 shall be deemed to be renewed and restated at and as of the closing and shall survive the closing.

18.          Computation of Time.  All periods of time referred to in this Option shall include all Saturdays, Sundays and state or national holidays; provided, however that if the date or last day to perform any act or give any notice with respect to this Option shall fall on a Saturday, Sunday, or state or national holiday, such act or notice shall be timely performed if given on the next succeeding day which is not a Saturday, Sunday, state or national holiday.  If a notice is given by mail or by reputable overnight courier for next business day delivery, such notice shall be deemed to have been given on the day on which it is sent.

19.          Severability.  The invalidity or unenforceability of any particular provision of this Option shall not affect the other provisions hereof, and this Option shall be construed in all respects as if such invalid or unenforceable provision were omitted, provided, however, that if the invalidity or unenforceability of any such provision shall deprive any party of the economic benefit intended to be conferred by this Option, the parties shall negotiate in good faith to develop a structure, the economic effect of which is as nearly as possible the same as the economic effect of this Option.

20.          Modifications.  Any modification of this Option between the parties relating in any way to this Option, shall not be binding upon either party unless the same shall be in writing and signed by an authorized representative of each of the respective parties.

21.          Entire Agreement.  This Option constitutes the entire agreement among the parties, and contains all the agreements among the parties with respect to the subject matter hereof.  This Option supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof, including without limitation the Original Option Contract and all amendments thereto.

22.          Binding Effect.  This Option and the agreement of the parties with respect to the matters addressed in this Option shall be binding upon and shall inure to the benefit of the successors in interest, heirs, personal representatives and assigns of the respective parties hereto.

23.          Assignment.  Buyer shall have the right to assign this Option upon the written consent of Seller, which consent shall not be unreasonably withheld.

24.          Agreement to Survive Closing.  Except to the extent altered by the documents signed at closing, the agreement of the parties with respect to the matters addressed in this Option shall survive the closing.

25.          Governing Law.  This Option shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and performed in Tennessee.

26.          Brokers.  Seller shall be responsible for all real estate brokerage commissions, if any.

27.          Confidentiality.  Seller agrees that Buyer’s selection of the Property as a potential site and Buyer’s Proposed Use of the Property constitute confidential information of Buyer.  Seller agrees not to disclose to any third party the existence of this Option or the terms of this Option without the prior written consent of Buyer, provided that, at Buyer’s option, Buyer may request Seller to (and Seller agrees it shall) execute a memorandum of this Option for recording at Buyer’s cost, and any information contained in such recorded memorandum shall not be subject to the foregoing confidentiality provision.

28.          Memorandum of Option.  Upon the request of Buyer, Seller shall execute a recordable memorandum of this Option provided however that Buyer shall concurrently execute a recordable release of the Memorandum and deliver it to Title Company together with such written instructions for holding and recording the release at the end of the Option Period as are mutually acceptable to the Title Company, Buyer and Seller.

29.          Contiguous Property.  Buyer understands and agrees that Seller will retain ownership of ten acres (10 acres) more or less of property comprising the Land that is contiguous to the Property, as depicted on Exhibit A, and that Seller may erect and operate a grain elevator on such property at Seller’s sole expense without constraint or limitation, provided such elevator shall be constructed and operated in compliance with all applicable federal or state laws including permitting and environmental laws.

30.          Obion Grain Co.’s Use of Rail.  In the event Seller erects a grain elevator on the 10-acre contiguous parcel to the Property, Buyer shall, upon the written request of Seller, grant Seller permission to enter onto the Property and a limited right to use the rail loop track improvements that Buyer intends to construct on the Property for purposes of Seller’s operations at the grain elevator, provided, however, that Seller’s use may not interfere with or impede Buyer’s scheduling, unloading or loading, or shipment of any inputs or outputs of the facility, or otherwise interfere with Buyer’s planned, actual or prospective operations at Buyer’s ethanol facility.  Buyer may withhold such permission if it reasonably believes that Seller’s use will interfere or impede such operations or its prospects.  Seller must request permission each time Seller wishes to enter onto the Property and/or use the rail loop track, and Seller must provide Buyer with reasonable notice when requesting such permission, recognizing that Buyer’s operations require it to plan and schedule shipment and storage of inputs and outputs up to one year in advance.  Seller shall indemnify, defend and hold Buyer harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, but not limited to, reasonable attorney fees, resulting from any injuries to persons or damage to property which occur as a result of Seller or its representatives or invitees going upon the Property.  Buyer and Seller will review on an annual basis an equitable sharing of maintenance costs of the rail loop track based on usage granted hereunder.

31.          Corn Purchasing Covenants.  As a condition to exercising the Option, Buyer agrees as follows with respect to corn it purchases to process at the facility to be constructed on the Property:

(a)   Buyer will commit to buy a specific number of bushels of Seller’s fall corn harvest f.o.b. Buyer’s ethanol plant on the Property, up to a maximum of seven million (7,000,000) bushels annually.  The actual number of bushels will be at Seller’s option and will be set on or before August 15 of each harvest year.  The maximum number of bushels shall proportionately increase or decrease based on the number of bushels Buyer estimates it will process during a processing year above or below 18 million bushels annually (e.g., a 10% increase in bushels processed will result in a 10% increase in the maximum committed bushels hereunder), subject to an absolute cap (or maximum number of bushels) of ten million (10,000,000) bushels annually.  Buyer shall provide Seller with its estimate of processing bushels for the upcoming processing year by August 1 of each year.

(b)   The committed bushels will be sold and bought and priced in multiples of 5,000 bushels at 12% above Seller’s actual cost of local corn at the time of pricing, delivered to Buyer’s ethanol plant on the Property (i.e., the cost of delivery shall be borne by Seller and is included in the 12% gross margin; delivery costs to Buyer’s plant are not considered part of the actual cost of corn).  Buyer or Buyer’s representatives will have the right from time to time to inspect the records of Seller to determine and verify Seller’s cost of corn.  The committed bushels will be priced no later than the end of harvest.  It is contemplated that pricing will be done during CBOT trading hours.  All committed bushels must be #2 yellow corn and be a “commercially acceptable product” in accordance with standards and specifications established by Buyer from season to season.  Buyer’s established grading standards, premium and discount schedules, and standardized delivery rules and regulations will apply.  Buyer and Seller agree that the National Grain and Feed Association trade rules shall apply to the sale and purchase of corn hereunder.

(c)   All committed bushels bought by Buyer for deferred delivery will be stored by Seller at the published tariff rates.  Stored corn will be delivered to Buyer at Buyer’s ethanol plant on the Property at the call of Buyer.

(d)   Harvest for purposes of this paragraph shall be the period when combines are actively bringing corn from the fields.

(e)   The parties agree to work together in good faith to develop efficient and effective policies and procedures related to the purchasing and delivery of corn under the foregoing terms and conditions, and agree that such policies and procedures shall be subject to annual review of both parties.

(f)    Buyer shall have no obligation to purchase corn hereunder until it first takes delivery of corn for processing at the ethanol facility constructed on the Property.

(g)   The foregoing corn purchasing covenants shall expire upon either party or its respective successors or assigns ceasing operations permanently, or by mutual consent.

(h)   Buyer understands that the foregoing provisions shall run with the Property, and agrees that the corn purchasing covenants shall constitute deed restrictions or shall otherwise be put of record in a manner reasonably acceptable to Buyer, Seller and Title Company in connection with the closing.

IN WITNESS WHEREOF, the parties have entered into this Option on the date and year indicated below.

SELLER:

OBION GRAIN CO., INC.

Dated November 4, 2005	By:	/ Baxter Sanders /
	Its:	President

BUYER:

ETHANOL GRAIN PROCESSORS, LLC

Dated November 5, 2005	By:	James K. Patterson
	Its:	Chief Executive Officer

EXHIBIT A

Legal Description of the entire parcel containing approximately 393 acres

See attached

Legal Description - Pg 2

[ILLEGIBLE]	Obion Grain Company
Address	Hwy 211 & McDonald Rd. (2 tracts)
Obion	County Obion	State TN	Zip Code 38240
[ILLEGIBLE]	First Citizens National Bank

EXHIBIT A

TRACT NO. 2: Lying and being in Civil District No. 15 (formerly the 6th) of Obion County, Tennessee, said land being a part of the McLemore and Hopkins Grant for 5000 - acres in range 5 and section 7 and bounded BEGINNING at a stake with beech pointers; runs thence south with McDonald’s line (284 1/2) Two hundred and eighty-four and one-half poles to a beech; runs thence east 300 poles to a stake with beech pointers; runs thence north 102 poles to a stake with hickory and hackberry pointers; runs thence west 123 poles to a large poplar; thence north 182 1/2 poles to a beech on the bank of dry creek; and thence west l77 poles to the beginning and being the same tract of land conveyed to the said Moffatt by Walter H. Caldwell by his deed of the 13th day of November 1862 and containing 393 acres and 22 1/2 poles more or less.

This being the same property conveyed by James S. Moffatt to Polk McDonald and James H. Guy by deed dated February 20, 1890, and recorded in the Register’s Office for Obion County, Tennessee, in Deed Book Y, No. 2, pages 100 and 101, and being also the same property by which James H. Guy conveyed his interest in said property to Polk McDonald by deed recorded in the Register’s Office for Obion County, Tennessee, in Deed Book 3 J, pages 135-136, on July 18, 1892.

This being the same property devised by the will of Polk McDonald, probated in the Obion County Court in June 1941 and recorded in Will Book D of the office of the Clerk of said Court, by the terms of which he devised said property to his daughter Octa Forcum for life with remainder to her surviving children, or the children of a deceased child. Octa Forcum died November 20, 1990, a resident of Davidson County, Tennessee, her only child, Donald Forcum, having predeceased her leaving surviving him, his children, Donna Forcum Williams, Lucianne Forcum Wilt, and Hilton Buckner Forcum.

Donna Forcum Williams died testate and her will was probated in Davidson County, Tennessee, and recorded in the office of the Clerk of the Probate Court in Will Book 177, page 356, by the terms of which testamentary trusts were established for her daughters Amy McDonald Williams and Claire Lipscomb Williams with Edwin B. Peel, Jr. and Hilton Buckner Forcum as Co-Trustees. A certified copy of said will has been recorded in the Register’s Office of Obion County, Tennessee.

The above description includes the right-of-way for the Illinois Central Railroad that extends across this property.

EXHIBIT B

Depiction Drawing and Legal Description

See attached